Exhibit 10.30
BURGER KING HOLDINGS, INC.
2006 OMNIBUS INCENTIVE PLAN
2006 RESTRICTED STOCK UNIT AWARD
     Unless defined in this Restricted Stock Unit Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”).
     Pursuant to Section 8 of the Plan, you have been granted Restricted Stock Units (“RSUs”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Participant:	John W. Chidsey

Total Number of RSUs:	210,769

Grant Date:	May 17, 2006

Vesting Schedule:
20% of the RSUs will vest on each anniversary of the Grant Date, subject to your remaining actively employed on each such vesting date and further subject to the Section entitled “Termination” in Exhibit A.

     By your signature and the signature of the Company’s representative below, you and the Company agree that this Award of RSUs is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A.

JOHN W. CHIDSEY	BURGER KING HOLDINGS, INC.

______________________________	By: ______________________________

Date: ______________________________	Title: ______________________________

Date: _________________________________

EXHIBIT A
TERMS AND CONDITIONS OF THE
2006 RESTRICTED STOCK UNIT AWARD
No Payment for Shares.
     No payment is required for Shares that you receive under this Award.
Restricted Share Units.
     Each RSU represents a right to receive one Share. To the extent dividends are paid on Shares while the RSUs remain outstanding, you shall receive an amount in cash for each of your vested and unvested RSUs equal to the amount per share of the dividend.
Termination.
     Upon termination of your employment for any reason (other than as set forth below), you will forfeit all of your RSUs that are unvested at the time of termination without any consideration due to you.
     In the event of a termination of employment due to your death or Disability (as such term is defined in your employment agreement with Burger King Corporation dated as of April 7, 2006 (your “Employment Agreement”)), all RSUs that are unvested at the time of termination shall vest in full upon such termination and be free of restrictions.
     In the event that a Change in Control occurs and, within twenty-four months following the date of such Change in Control, your employment is terminated by the Company Without Cause (as such term is defined in your Employment Agreement) or by you for Good Reason (as such term is defined in your Employment Agreement), all RSUs that are unvested at the time of termination shall vest in full upon such termination and be free of restrictions.
     In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of employment on your Award and the terms of your Employment Agreement, the terms of your Employment Agreement will govern.
Settlement.
     Except to the extent that you have made a timely election to defer the receipt of Shares upon vesting of this Award pursuant to such rules as have been established by the Committee, the Company shall deliver to you Shares underlying those RSUs that vest in accordance with this Award Agreement as soon as practicable following the relevant vesting date. You will have no rights of a shareholder with respect to the RSUs until such Shares have been delivered to you.

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Taxes.
     You acknowledge that (i) you are required to pay any withholding or other applicable taxes that may be due as a result of receipt of this Award or the vesting or settlement of this Award, and no stock certificate will be released to you until your tax obligations are satisfied and (ii) such tax obligations will be satisfied by the Company withholding a sufficient number of Shares that otherwise would be released to you upon settlement of the Award based on the Fair Market Value of the Shares, determined as of the date when the taxes otherwise would have been withheld in cash.
No Guarantee of Continued Service.
     You acknowledge and agree that the vesting of this Award pursuant to the “vesting schedule” set forth in the Award Agreement is earned only by continuing as an employee at the will of the Company (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the “vesting schedule” do not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with your right or the Company’s or any Affiliate’s right to dismiss you from employment at any time or for any reason not prohibited by law and will not confer upon you any right to continue your employment for any specified period of time.
Termination for Cause; Restrictive Covenants.
     In consideration for the grant of this Award and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
     Upon (i) a termination of your employment for Cause (as such term is defined in your Employment Agreement), (ii) a retroactive termination of your employment for Cause as permitted under your Employment Agreement, (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Employment Agreement or (iv) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with your termination of employment, any RSUs you then hold that have not been settled shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay (in cash or in Shares), to the Company, the Fair Market Value of any Shares (including Shares withheld for taxes) received upon the settlement of RSUs during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination. The Fair Market Value of any such Shares shall be determined as of the date the RSUs were settled.

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Company’s Right of Offset
     If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
Securities Laws.
     By accepting this Award, you acknowledge that federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with your RSUs. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.
Entire Agreement; Dispute Resolution; Governing Law.
     The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law as provided for in Section 14 of the Plan. This Award Agreement is governed by the laws of the State of Delaware.
     The Company and you agree that any dispute or controversy arising under or in connection with this Award Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida.
     By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

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